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EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Consent of Independent Registered Public Accounting Firm





We consent to the incorporation by reference in Registration Statements (Nos. 33-78680, 33-80327, 333-35758, 333-58199, 333-75594, 333-115622 and 333-135907)
on Form S-8 and (No. 333-121913) on Form S-3 of Consumer Portfolio Services, Inc. of our reports dated March 17, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Consumer Portfolio Services, Inc. for the year ended December 31, 2007. Our report on the consolidated financial statements includes an explanatory paragraph regarding the potential effect on the company if it were to be unsuccessful in completing a sale of a pool of receivables.





/s/ MCGLADREY & PULLEN LLP


McGladrey & Pullen, LLP







Irvine, California


March 17, 2008